Exhibit 10.1

AGREEMENT TO TERMINATE PURCHASE AGREEMENT

This AGREEMENT TO TERMINATE PURCHASE AGREEMENT (this “Termination Agreement”) is entered into as of October 3, 2012 by and among 3M Company, a Delaware corporation (the “Buyer Parent”), and Avery Dennison Corporation, a Delaware corporation (“Parent”). Capitalized terms used herein without definition shall have the meanings assigned to such terms in the Purchase Agreement (as defined below).

RECITALS

WHEREAS, Buyer Parent, Parent and certain subsidiaries of Parent are parties to that certain Purchase Agreement, dated as of December 21, 2011 (as amended, the “Purchase Agreement”);

WHEREAS, pursuant to Section 10.1(a) of the Purchase Agreement, the Purchase Agreement may be terminated at any time prior to the Closing by mutual agreement of Buyer Parent and Parent; and

WHEREAS, Buyer Parent and Parent have mutually agreed to terminate the Purchase Agreement pursuant to Section 10.1(a) and the terms of this Termination Agreement.

AGREEMENT

In consideration of the mutual covenants and promises contained herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Buyer Parent and Parent each agree as follows:

1.             Termination. Effective upon the execution of this Termination Agreement by each of the parties hereto, pursuant to Section 10.1(a) of the Purchase Agreement, all further obligations of the parties under the Purchase Agreement will be terminated in their entirety and the Purchase Agreement shall be of no further force and effect; provided, that the provisions of Article 11 of the Purchase Agreement and the Confidentiality Agreement shall survive such termination in accordance with Section 10.2 of the Purchase Agreement.

2.             Severability. If any term or other provision of this Termination Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other terms or other provisions of this Termination Agreement shall nevertheless remain in full force and effect.

3.             Governing Law.  This Termination Agreement (and any claim or controversy arising out of or relating to this Termination Agreement) shall be governed by the laws of the State of Delaware without regard to conflict of law principles that would result in the application of any Law other than the laws of the State of Delaware.

4.             Counterparts.  This Termination Agreement may be executed in one or more counterparts (including by facsimile, .pdf or email), each of which when executed shall be deemed an original and all of which together shall constitute one and the same instrument.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Termination Agreement to be duly executed on their respective behalf, by their respective officers thereunto duly authorized all as of the day and year first above written.

BUYER PARENT

3M COMPANY

By:	/s/ Michael G. Vale
Name:	Michael G. Vale, Ph.D.
Title:	Executive Vice President
Consumer and Office Business

PARENT

AVERY DENNISON CORPORATION

By:	/s/ Susan C. Miller
Name:	Susan C. Miller
Title:	SVP, GC & Secretary

[Signature Page to Termination Agreement]